SUBJECT TO COMPLETION — DATED DECEMBER 18, 2020

Filed Pursuant to Rule 424(h)(2)

Registration Statement No. 333-220994

$100,000,000 Agency Security Pass-Through Certificates, Series 2020-1

GNMAG Asset Backed Securitizations Trust, Series 2020-1

Issuing Entity

GNMAG ASSET BACKED SECURITIZATIONS, LLC

Depositor

GMTH Holdings, LLC

Sponsor

Supplement, dated December 18, 2020 (subject to completion)

to

Preliminary Prospectus, dated December 14, 2020 (subject to completion)

This Supplement revises, and should be read in conjunction with the Preliminary Prospectus, dated December 14, 2020.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement, or the prospectus to which it relates, is truthful or complete. Any representation to the contrary is a criminal offense.

The depositor (the “registrant”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this supplement to prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the registrant has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

Underwriter

Incapital LLC

The Prospectus referenced above is hereby revised as follows:

Forepart:

●	The reference to “December 18, 2020” in the last sentence on page iii of the forepart of the Prospectus should read:

December 28, 2020.

Summary:

●	The text under “Summary – Closing Date” should read:

On or about December 28, 2020.

The Issuing Entity:

●	The last sentence under “The Issuing Entity” should read:

The market price of the Ginnie Mae Certificates as of December 28, 2020 is expected to be $109,020,000 and was determined by using the Bloomberg TBA Market Screen, Bid/Ask along with additional considerations for current market factors, which represents a publicly offered price.